Unilever PLC 100 Victoria Embankment London EC4Y 0DY T: +44 (0)20 7822 5252 F: +44 (0)20 7822 5951/5898 www.unilever.com March 13, 2023 U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Re: Notice of Disclosure Filed in Exchange Act Annual Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act Ladies and Gentlemen: Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Unilever PLC has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (page 230), which was filed with the U.S. Securities and Exchange Commission on March 13, 2023. Respectfully submitted, Unilever PLC By: /s/ Maria Varsellona Name: Maria Varsellona Title: Chief Legal Officer and Group Secretary Unilever PLC Registered in London number 41424 Registered office Port Sunlight, Wirral, Merseyside CH62 4ZD